UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2011

EpiCept Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 27, 2011, the registrant, EpiCept Corporation, (the "Company") consummated a $10.6 million secured term loan with MidCap Financial, LLC., a Delaware limited liability company, ("MidCap"). In connection with the secured term loan, the Company entered into a Loan and Security Agreement, dated as of May 27, 2011 (the "Loan and Security Agreement"), by and between MidCap (as Lender) and the Company, Maxim Pharmaceuticals Inc., a Delaware corporation and wholly-owned subsidary of the Company, and Cytovia, Inc., a Delaware corporation and wholly-owned subsidary of Maxim Pharmaceuticals Inc.(as Borrowers).

Pursuant to the Loan and Security Agreement, the secured term loan has a scheduled final maturity on May 27, 2014, and is subject to acceleration in certain circumstances. The Company drew at closing $8.6 million of the facility for its operations and to make a debt prepayment. The $2.0 million balance of the facility is available until December 31, 2011 upon meeting certain conditions, including the commencement of a Phase III clinical trial. In addition, the Company granted to MidCap warrants to purchase approximately 1.1 million shares of the Company's common stock at $0.63 per share, which was the closing price of the Company's common stock on the day preceding the closing of the loan. Warrants to purchase an additional $160,000 of the Company’s common stock will be issuable to MidCap when the $2 million balance of the facility is drawn.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Loan and Security Agreement, dated May 27, 2011.
10.2 Common Stock Purchase Warrant, dated May 27, 2011.
99.1 Press release of EpiCept Corporation, dated May 31, 2011.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EpiCept Corporation

May 31, 2011	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement, dated May 27, 2011.
10.2	Common Stock Purchase Warrant, dated May 27, 2011.
99.1	Press release, dated May 31, 2011.